                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)(1)


                              PRIMIX SOLUTIONS INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68272R108
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 MARCH 27, 2001
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [X]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)




-------------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filling on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

---------------------------                            -------------------------
   CUSIP NO. 68272R108                 13G                 PAGE 2 OF 5 PAGES
---------------------------                            -------------------------


-------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Wesley B. Azzouz, as the Trustee of The Azzouz Family
         Generation-Skipping Trust
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY


-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida

-------------------------------------------------------------------------------
        NUMBER OF           5.    SOLE VOTING POWER
         SHARES                   1,000,000
      BENEFICIALLY        ----------------------------------------------------
        OWNED BY            6.    SHARED VOTING POWER
          EACH                    -0-
        REPORTING         ----------------------------------------------------
         PERSON             7.    SOLE DISPOSITIVE POWER
          WITH                    1,000,000
                          ----------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER
                                  -0-
-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000,000
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.5%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------

---------------------------                            -------------------------
   CUSIP NO. 68272R108                 13G                 PAGE 3 OF 5 PAGES
---------------------------                            -------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Primix Solutions Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  311 Arsenal Street
                  Watertown, Massachusetts 02472

ITEM 2(a).        NAME OF PERSONS FILING:
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c).        CITIZENSHIP:

                  Wesley B. Azzouz, as trustee of The Azzouz Family Generation-Skipping Trust
                  P.O. Box 3838
                  Orlando, Florida 32802
                  (Florida)

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2(e).        CUSIP NUMBER:

                  68272R108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

     (a) [  ]  Broker or dealer registered under Section 15 of the Act;

     (b) [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [  ]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e) [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

---------------------------                            -------------------------
   CUSIP NO. 68272R108                 13G                 PAGE 4 OF 5 PAGES
---------------------------                            -------------------------

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.      OWNERSHIP

     Wesley B. Azzouz, as Trustee of The Azzouz Family Generation-Skipping Trust
          (a)  Amount beneficially owned: 1,000,000
          (b)  Percent of class: 5.5%
          (c)  Number of shares as to which such person has:
               (i) Sole power to vote or to direct the vote:  1,000,000
               (ii) Shared power to vote or to direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition of:
                      1,000,000
               (iv) Shared power to dispose or to direct the disposition of: -0-


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  Not Applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             No person other than The Azzouz Family Generation-Skipping Trust has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, the Common Stock owned by such person.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See Exhibit A attached hereto.


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.  Not Applicable

ITEM 10.     CERTIFICATIONS.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------------                            -------------------------
   CUSIP NO. 68272R108                 13G                 PAGE 5 OF 5 PAGES
---------------------------                            -------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         March 27, 2001

                             WESLEY B. AZZOUZ,
                             as Trustee of The Azzouz Family
                             Generation-Skipping Trust

                             /s/ Wesley B. Azzouz
                             ---------------------------------------